Exhibit 99.1

From: Jai P Nagarkatti. President and CEO	For questions, contact:
Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

October 9, 2006

SIGMA-ALDRICH ACQUIRES ADVANCED SEPARATION TECHNOLOGIES INC.

ST. LOUIS – Sigma-Aldrich Corporation (Nasdaq:SIAL) announced today that it has acquired Advanced Separation Technologies Inc. (Astec), a chiral chromatography business located in Whippany, NJ. The addition of Astec will enhance Sigma-Aldrich’s Research Specialties business unit’s chiral chromatography capabilities and product line, enabling the company to better support the analysis and purification of chiral compounds important to the pharmaceutical, food, beverage and cosmetics industries.

With annual revenues of roughly $2 million, the late-year acquisition will not have a material impact on the Company’s sales, but is expected to help the Company meet its growth goals over the next several years and to be neutral to earnings in 2006, with no initial charges. Terms of the purchase, which were not disclosed, were paid in cash.

Astec develops and manufactures chiral chromatography media and columns. Chiral chromatography is used to resolve chiral compounds from racemic mixtures into pure enantiomers. It is often the method of choice for analysis and purification of chiral compounds in research, development, production and quality control.

“In addition to a wide range of proprietary chiral chromatography products, the acquisition of Astec brings the specialized knowledge of chiral separations embodied in its people,” commented Russel Gant, Vice President for Sigma-Aldrich’s chromatography manufacturing site in Bellefonte, PA. “This enables our Research Specialties business to continue to expand the value we deliver to the scientific community.”

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 35 countries and has 7,200 employees providing excellent service worldwide. We are committed to accelerating Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, (4) changes in research funding, (5) other changes in the business environment in which the Company operates, (6) government regulations applicable to the business and (7) the ability to retain customers, suppliers and employees. The Company does not undertake any obligation to update these forward-looking statements.